FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 2002.
                                      SECURITIES ACT REGISTRATION NO. 333- _____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            MATRIXX INITIATIVES, INC.
             (Exact Name of registrant as specified in its Charter)


          DELAWARE                             2067                  87-0482806
State or other jurisdiction of      Primary Standard Industrial    (IRS Employer
incorporation or organization         Classification Code No.       I.D. Number)


                       2375 EAST CAMELBACK ROAD, SUITE 500
                             PHOENIX, ARIZONA 85016
                                 (602) 387-5353
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                               WILLIAM J. HEMELT,
               EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER,
                             TREASURER AND SECRETARY
                            MATRIXX INITIATIVES, INC.
                       2375 EAST CAMELBACK ROAD, SUITE 500
                             PHOENIX, ARIZONA 85016
                                 (602) 387-5353
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                        COPIES OF ALL COMMUNICATIONS TO:
                             SAMUEL C. COWLEY, ESQ.
                               SNELL & WILMER LLP
                               ONE ARIZONA CENTER
                           PHOENIX, ARIZONA 85004-0001
                                 (602) 382-6321

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                         Proposed maximum    Proposed maximum
Title of each class of securities      Amount to be       offering price    aggregate offering       Amount of
         to be registered             registered (1)       per unit (2)          price (2)        registration fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         200,000 shares           $9.93             $1,986,000            $182.71
==================================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the registrant's common stock, in order to prevent dilution, the number of shares registered will be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low prices of shares of the registrant's common stock on August 27, 2002.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDER CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 29, 2002

                                   PROSPECTUS

                            MATRIXX INITIATIVES, INC.

                                  COMMON STOCK

                                 200,000 SHARES


     Wm. Wrigley Jr. Company (referred to in this prospectus as the "selling shareholder") is offering to sell up to 200,000 shares of our common stock (referred to in this prospectus as the "shares") that we issued to the selling shareholder in connection with its purchase of substantially all of our chewing gum assets and related business in July 2001. The selling shareholder may sell some or all of the shares to new purchasers through ordinary brokerage transactions, directly to market makers of our common stock, or through any of the other means described in the section entitled "Plan of Distribution" beginning on page 11.

     The selling shareholder will receive all of the proceeds from the sale of the shares, less any brokerage or other expenses of sale incurred by it. We will not receive any of the proceeds from the sale of the shares by the selling shareholder. We are paying for the costs of registering the resale of the shares held by the selling shareholder.

     Our common stock is quoted for trading on the Nasdaq National Market under the symbol "MTXX." On August 27, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $9.80 per share.

     BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF YOUR ENTIRE INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SALE OF THE SHARES OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is August 29, 2002.

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary...........................................................iii
Disclosure Regarding Forward-Looking Statements................................1
Risk Factors...................................................................2
Business.......................................................................6
Use of Proceeds...............................................................10
Selling Shareholder...........................................................10
Plan of Distribution..........................................................11
Legal Matters.................................................................12
Experts.......................................................................12
Where You Can Find More Information...........................................12
Incorporation of Certain Documents by Reference...............................14

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

     The shares are not being offered in any jurisdiction where their offer is not permitted.

     "Zicam" is a registered trademark of our subsidiary, Zicam, LLC. The "Matrixx" name and logo are trademarks of Matrixx Initiatives, Inc.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS IMPORTANT FEATURES OF THIS OFFERING AND THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS."

MATRIXX INITIATIVES, INC.

     We develop, market and sell health care products which utilize innovative delivery systems for over-the-counter pharmaceuticals. Our two principal products are the homeopathic nasal gels, Zicam(R) Cold Remedy, which is based on our patented zincum gluconium delivery system and which has been shown in studies to reduce the duration and severity of the common cold when taken at the onset of cold symptoms, and Zicam Allergy Relief, which controls allergy symptoms for sufferers of hay fever and other upper respiratory allergies. Our common stock is quoted for trading on the Nasdaq National Market System under the symbol "MTXX". Our principal executive offices are located at 2375 E. Camelback Road, Suite 500, Phoenix, Arizona 85016 and our telephone number is
(602) 387-5353. Our internet web site can be accessed at www.matrixxinc.com or www.zicam.com. Information on our web site does not constitute a part of this prospectus.

THE OFFERING

     Selling Shareholder:     Wm. Wrigley Jr. Company, a Delaware corporation.

     Offered Shares:          200,000 shares of common stock, $.001 par value,
                              of Matrixx Initiatives, Inc.

     Use of Proceeds:         We will not receive any proceeds from the sale of
                              the shares in this offering.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including documents incorporated herein by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "estimate", "anticipate", "intend", "may", "might", "will", "would", "could", "project" and "predict", or similar words and phrases generally identify forward-looking statements. Statements in this prospectus, including those set forth in the section entitled "Risk Factors," as well as statements incorporated by reference herein that are included in the sections entitled "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K for the year ended December 31, 2001, each of which is incorporated by reference herein, include, but are not limited to statements regarding:

     * our ability and intention to further develop and expand the market presence of our existing Zicam products and to bring other products to market, including our belief that the development of such other products can provide us with growth opportunities;

     * planned research and development and anticipated expenditures related to such activities;

     *    expected reductions in operating expenditures for fiscal 2002;

     * market acceptance and profitability of, and future consumer and retailer demand for, our products;

     * anticipated expansion into international markets for our Zicam products and our belief that such international markets could provide significant sales growth opportunities;

     * our belief that our marketing efforts will continue to build brand awareness and product sales;

     * intended filings of patent and trademark applications in the United States and in jurisdictions outside the United States;

     * our ongoing relationship with our primary product supplier, Botanical Laboratories, including its ability to meet our production needs in the future;

     *    our having no plans to directly manufacture and store our products;
          and

     *    the effect of interest rate changes on our financial position.

     We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or in public news releases. Such additional statements may include, but not be limited to, projections of revenues, income or loss, capital expenditures, acquisitions, plans for future operations, financing needs or plans, the impact of inflation and plans relating to our products or services, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying our forward-looking statements.

     Statements in this prospectus, including those set forth in the section entitled "Risk Factors," as well as statements incorporated by reference herein that are included in the sections entitled "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K for the year ended December 31, 2001, each of which is incorporated by reference herein, describe factors that could contribute to or cause actual results to differ materially from our expectations. Other such factors include (i) less than anticipated demand or fluctuations in seasonal demand for our Zicam products, (ii) lack of market acceptance for or uncertainties concerning the efficacy of the Zicam products,
(iii) difficulties in increasing production to meet unexpectedly high demand in the short term, (iv) financial difficulties encountered by one or more of our principal customers, (v) difficulties in obtaining additional capital for marketing, research and development, and other expenses, (vi) oversupply of product inventory to retailers resulting in unsold product returns, and (vii) material litigation involving patent and contractual claims, product liabilities and consumer issues.

     Forward-looking statements contained in this prospectus speak only as of the date of this prospectus or, in the case of any document incorporated in this prospectus by reference, the date of that document. Future events and actual results could differ materially from the forward-looking statements. We do not have any obligation to publicly update or revise any forward-looking statement contained or incorporated by reference in this prospectus to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE PURCHASING ANY SHARES OF OUR COMMON STOCK.

                          RISKS RELATED TO OUR BUSINESS

OUR NEW BUSINESS FOCUS MEANS WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO ASSESS OUR CURRENT AND PROSPECTIVE PERFORMANCE

     Although we have been in operations for a number of years, the significant change of direction and focus in our business that we made in 2001 by exiting the chewing gum business and refocusing entirely on the development, production and sale of health care products utilizing innovative delivery systems presents a limited operating history upon which you may evaluate our current and prospective performance. The possibility of our future success must be considered relative to the problems, challenges, complications and delays frequently encountered in connection with the development and operation of a new business, and the development and marketing of relatively new health care products such as our Zicam products.

WE INCURRED SIGNIFICANT LOSSES IN PREVIOUS YEARS AND MAY NOT BECOME PROFITABLE

     We have recorded losses (excluding the income recorded in connection with the sale in July 2001 of substantially all of our chewing gum assets to the selling shareholder) in each of the last several years. While a significant portion of these losses were attributable to our former chewing gum operations that we sold to the selling shareholder, we cannot be certain that the change in our business focus in 2001 to health care products will result in our becoming profitable in the foreseeable future or over the longer term. Our need for continued expenditures for product research and development and marketing, among other things, will make it difficult for us to reduce our operating expenses in order to deal with lack of sales growth or unanticipated reductions in existing sales. Our failure to balance expenditures in any period with sales could have an adverse effect on our results of operations.

IF OUR ZICAM PRODUCTS DO NOT GAIN WIDESPREAD MARKET ACCEPTANCE, OUR ANTICIPATED SALES AND RESULTS OF OPERATIONS WILL SUFFER

     Although studies have indicated that Zicam Cold Remedy can significantly reduce the duration and severity of the common cold, we cannot be certain that the product will achieve widespread acceptance by the market. To date, Zicam Allergy Relief has not achieved the market success presently enjoyed by Zicam Cold Remedy. While we are working to increase Zicam Allergy Relief's market presence, we cannot be certain that demand for the product will grow. We recently introduced, and intend to actively promote, five new Zicam products, including Zicam Cold Remedy Swabs, Zicam Kids Size Cold Remedy Swabs, Zicam Extreme Congestion Relief, Zicam Sinus Relief and Zicam Nasal Moisturizer. If any unanticipated problem arises concerning the efficacy of Zicam Cold Remedy, Zicam Allergy Relief or any of these new products, or if one or more of these products fails to achieve widespread market acceptance for any other reason, our operating results and prospects would be materially adversely affected.

UNANTICIPATED PROBLEMS ASSOCIATED WITH PRODUCT DEVELOPMENT AND COMMERCIALIZATION COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     Our successful development of existing and new products is subject to the risks of failure and delay inherent in the development and commercialization of products based on innovative technologies. These risks include the possibilities that:

     * we may experience unanticipated or otherwise negative research and development results;

     * existing or proposed products may be found to be ineffective or unsafe, or may otherwise fail to receive required regulatory clearances or approvals;

     * we may find that existing or proposed products, while effective, are uneconomical to commercialize or market;

     *    existing or proposed products do not achieve broad market acceptance;
          or

     * proprietary rights held by third parties preclude us from developing or marketing existing or proposed products.

     Our inability to develop and commercialize our existing products or any new products on a timely basis and within our financial budgets could have a material adverse effect on our operating results and future prospects.

OUR INABILITY TO PROVIDE SCIENTIFIC PROOF FOR PRODUCT CLAIMS MAY ADVERSELY AFFECT OUR SALES

     The marketing of our Zicam products involves claims that certain of these products assist in reducing the duration of the common cold (in the case of Zicam Cold Remedy and the related Zicam Cold Remedy Swab products) and controlling allergy symptoms (in the case of Zicam Allergy Relief). Under the federal Food and Drug Administration (FDA) and Federal Trade Commission (FTC) rules, we are required to obtain scientific data to support any health claims we make concerning these products. Although we have neither provided nor been requested to provide any scientific data to the FDA in support of claims regarding these products, we may be required to do so in the future. In such an event, we cannot be certain that the scientific data we have obtained in support of our claims will be deemed acceptable to the FDA or FTC. If the FDA or the FTC requests any supporting information, and we are unable to provide support that is acceptable to the FDA or the FTC, either agency could force us to stop making the claims in question or restrict us from selling the affected products.

FDA AND OTHER GOVERNMENT REGULATION MAY RESTRICT OUR ABILITY TO SELL OUR
PRODUCTS

     We are subject to various federal, state and local laws and regulations affecting our business. Our Zicam products are subject to regulation by the FDA, including regulations with respect to labeling of products, approval of ingredients in products, claims made regarding the products, and disclosure of product ingredients. If we do not comply with these regulations, the FDA could force us to stop selling the affected products or require us to incur substantial costs in adopting measures to maintain compliance with these regulations. Our advertising claims regarding our products are subject to the jurisdiction of the FTC as well as the FDA. In both cases we are required to obtain scientific data to support any advertising or labeling health claims we make concerning our products, although no pre-clearance or filing is required to be made with either agency. If we are unable to provide the required support for such claims, the FTC may stop us from making such claims or require us to stop selling the affected products.

WE MAY FAIL TO COMPETE EFFECTIVELY, PARTICULARLY AGAINST LARGER, MORE ESTABLISHED PHARMACEUTICAL AND HEALTH PRODUCTS COMPANIES, CAUSING OUR BUSINESS AND OPERATING RESULTS TO SUFFER

     The consumer health products industry is highly competitive. We compete with companies in the United States and abroad that are engaged in the development of both traditional and innovative health care products. Many of these companies have much greater financial and technical resources and production and marketing capabilities than we do. As well, many of these companies have already achieved significant product acceptance and brand recognition with respect to products that compete directly with our Zicam products. Our competitors may successfully develop and market superior or less expensive products which could render our Zicam and other future products less valuable or unmarketable.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR IF WE INFRINGE THE INTELLECTUAL PROPERTY OF OTHERS, OUR FINANCIAL CONDITION AND FUTURE PROSPECTS COULD BE MATERIALLY HARMED

     We rely significantly on the protections afforded by patent and trademark registrations that we routinely seek from the U.S. Patent and Trademark Office (USPTO) and from similar agencies in foreign countries. We cannot be certain that any patent or trademark application that we file will be approved by the USPTO or other foreign agencies. In addition, we cannot be certain that we will be able to successfully defend any trademark, trade name or patent that we hold against claims from, or use by, competitors or other third parties. No consistent policy has emerged from the USPTO or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology and similar patents. Our future success will depend on our ability to prevent others from infringing on our proprietary rights, as well as our ability to operate without infringing upon the proprietary rights of others. We may be required at times to take legal action to protect our proprietary rights and, despite our best efforts, we may be sued for infringing on the patent rights of others. Patent litigation is costly and, even if we prevail, the cost of such litigation could adversely affect our financial condition. If we do not prevail, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. We cannot be certain that any required license would be available to us on acceptable terms, or at all. If we fail to obtain a license, our business might be materially adversely affected. In addition to seeking patent protection, we rely upon a combination of non-disclosure agreements, other contractual restrictions and trade secrecy laws to protect proprietary information. There can be no assurance that these steps will be adequate to prevent misappropriation of our proprietary information or that our competitors will not independently develop technology or trade secrets that competes with our proprietary information.

WE MAY INCUR SIGNIFICANT COSTS RESULTING FROM PRODUCT LIABILITY CLAIMS

     We are subject to significant liability should use or consumption of our products cause injury, illness or death. Although we carry product liability insurance, there can be no assurance that our insurance will be adequate to protect us against product liability claims or that insurance coverage will continue to be available on reasonable terms. A product liability claim, even one without merit or for which we have substantial coverage, could result in significant legal defense costs, thereby increasing our expenses and lowering our earnings. Such a claim, whether or not proven to be valid, could have a material adverse effect on our product branding and goodwill, resulting in reduced market acceptance of our products. This in turn could materially adversely affect our results of operations and financial condition.

WE DO NOT HAVE MANUFACTURING CAPABILITIES OF OUR OWN

     We currently do not have the physical or human resources to independently manufacture our Zicam products or any other products that we may develop. We currently outsource all of our product manufacturing and packaging operations and intend to continue this outsourcing for the foreseeable future. If we are unable to enter into suitable arrangements for manufacturing of our Zicam products or any other products, or if our third party contractors fail to adequately perform their manufacturing operations, our sales and related financial results could be materially adversely affected. If, in the future, we decide to establish our own manufacturing facilities, we will require substantial additional funds and significant additional personnel to undertake such operations. We cannot be certain that such funding or a sufficient number of such qualified persons will be available for such an undertaking.

                        RISKS RELATED TO OUR COMMON STOCK

THE LARGE NUMBER OF SHARES ELIGIBLE FOR IMMEDIATE AND FUTURE SALES MAY DEPRESS THE PRICE OF OUR STOCK

     Sales of substantial amounts of our common stock in the open market or the availability of a large number of additional shares for sale could adversely affect the market price of our common stock. Substantially all of our outstanding shares of common stock, as well as the shares underlying vested but as yet unexercised warrants and options, have either been registered for public sale or may be sold under Rule 144 promulgated under the Securities Act of 1933, as amended. Therefore, all of these shares may be immediately sold by the holders. A substantial increase in the volume of trading in our stock could depress the price of our common stock.

THE PRICE OF OUR STOCK MAY CONTINUE TO BE VOLATILE

     The market price of our common stock, which is quoted for trading on the Nasdaq National Market, has been highly volatile and may continue to be volatile in the future. Any or a combination of the following factors could cause the market value of our common stock to decline quickly: Operating results that differ from market expectations, negative or other unanticipated results of clinical trials or other testing, delays in product development, technological innovations or commercial product introductions by our competitors, changes in government regulations, developments concerning proprietary rights, including pending or threatened patent litigation, public concerns regarding the safety of any of our products and general economic and stock market conditions. Since the Spring of 2000, the stock market has experienced, and it may continue to experience, significant price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many small capitalization companies that are not yet profitable or that experience low or inconsistent earnings. Often, the effect on the price of such securities is disproportionate to the operating performance of such companies. In our case, such broad market fluctuations may adversely affect your ability to dispose of your shares at a price equal to or above the price at which you purchased such shares.

                                    BUSINESS

INTRODUCTION

     We were incorporated in Utah on February 4, 1991 as Nekros International Marketing, Inc. We changed our name to Gum Tech International, Inc. on January 5, 1993. On June 18, 2002, we merged with and into our wholly-owned Delaware subsidiary, Matrixx Initiatives, Inc. As a result of the merger, we changed our state of incorporation from Utah to Delaware and changed our name to Matrixx Initiatives, Inc.

     Our original business developed, manufactured and distributed functional chewing gum products that contained nutrients, vitamins, and/or over-the-counter drugs to provide a variety of health benefits. The products were manufactured and distributed under the Gum Tech brand or manufactured for contract customers under their product labels. In 1999, we formed a joint venture company, Gel Tech, L.L.C., of which we owned 60%, with another party, which owned the other 40%, to develop, market and distribute Zicam Cold Remedy, a nasal gel product. In an initial internal study and in a subsequent independent study, Zicam Cold Remedy was shown to reduce the duration and severity of the common cold when taken at the onset of cold symptoms. In 2000, Gel Tech introduced another product, Zicam Allergy Relief, a nasal gel which controls allergy symptoms.

     In 2001, we undertook a strategic change of direction in our business operations. We exited the chewing gum products business and refocused our business entirely on the development, production and sale of health care products which utilize innovative delivery systems for bioactive compounds, including our two Zicam products. In July 2001, we sold substantially all of our assets and business related to our chewing gum operations to the selling shareholder. In December 2001, we acquired the remaining 40% of Gel Tech that had been owned by our joint venture partner, resulting in our ownership of all of Gel Tech and its nasal gel technology, including Zicam Cold Remedy and Zicam Allergy Relief. In July 2002, Gel Tech's name was changed to Zicam, LLC to better reflect the company's ties to the "Zicam" brand.

     Our principal executive offices are located at 2375 E. Camelback Road, Suite 500, Phoenix, Arizona 85016 and our telephone number is (602) 387-5353. Our website can be accessed at www.matrixxinc.com or www.zicam.com. Information on our website does not constitute a part of this prospectus.

MARKETS AND COMPANY PRODUCTS

     The market for cough and cold products is very large. More than one billion common colds occur in the United States each year, with over 100 million of these colds resulting in lost days of school or work or some level of restricted activity. Colds are estimated to occur at a rate of two to five per person (six to eight per child) each year. The total retail value of cough and cold products in the United States per year is estimated at more than $3 billion.

     We currently market and distribute two homeopathic nasal gel products, Zicam Cold Remedy, which is based on our patented zincum gluconium delivery system, and Zicam Allergy Relief. Zicam Cold Remedy, which was introduced in 1999 and which competes in the market for cough and cold products, accounted for approximately 70% of our net sales in 2001. Zicam Cold Remedy was formulated to reduce the severity and duration of the common cold. In a study published in the

October 2000 issue of the ENT- Ear, Nose & Throat Journal, Zicam Cold Remedy was shown to reduce the duration of the common cold by an average of 75% when taken at the onset of symptoms. Due to the claims that we are able to make regarding the product's ability to reduce the duration of the common cold, we believe the product is unique in the cough and cold market category in which we compete. Virtually every other product in the cough and cold category treats symptoms of the common cold but does not claim to reduce the duration of the cold. Sales of Zicam Cold Remedy have grown steadily since its introduction in 1999 as customer awareness of the product has increased as a result of our marketing and public relations efforts, and word-of-mouth experience by consumers.

     Zicam Allergy Relief, our second nasal gel product, was introduced in the second quarter of 2000. Zicam Allergy Relief is designed to control allergy symptoms for sufferers of hay fever and other upper respiratory allergies. An initial double-blind scientific study conducted indicated that Zicam Allergy Relief reduced the severity of symptoms resulting from these types of allergies. We believe Zicam Allergy Relief is distinctive from most allergy products available in the market due to the absence of side effects, such as drowsiness or jitters. Although the number of individuals affected by allergies (estimated at 35 million people in the United States) is substantially smaller than the number of individuals affected by colds, allergy sufferers are more likely to require medication for a much longer period of time to relieve their allergy symptoms. Despite the lack of significant direct marketing or public relations support for Zicam Allergy Relief, product sales have steadily increased since inception.

BUSINESS STRATEGY

     Our objective is to become a leading provider of consumer healthcare products which utilize innovative and proprietary alternative delivery systems. To achieve our objective, the key elements of our business strategy include the following:

     EXPANDING MARKETING EFFORTS FOR EXISTING PRODUCTS: We intend to continue to develop and refine our sales and marketing efforts for our current products to increase market penetration of our Zicam products in U.S. households. Such efforts include improving the timing and consistency of marketing activities compared to previous years, executing effective trial generating programs, implementing programs with retailers to enhance consumer awareness of our products and seeking to increase recommendations from healthcare professionals. We recently updated packaging for the existing Zicam Cold Remedy and Zicam Allergy Relief products We are also implementing new creative advertising approaches and public relations efforts. We believe these efforts will continue to build brand awareness, trials and sales for our products.

     CAPITALIZING ON OUR NASAL GEL TECHNOLOGY AND KNOW-HOW: We intend to leverage our nasal gel technology and know-how to develop additional gel delivery system product offerings that complement the Zicam Cold Remedy and Zicam Allergy Relief products. We recently introduced five new Zicam cough and cold products at the National Association of Chain Drug Stores (NACDS) Marketplace meeting in 2002. The new products will build on the successful Zicam franchise and are based on formulas using our nasal gel matrix technology. The new products include: Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. We expect to commence production of these additional products in mid-2002, assuming all quality and regulatory requirements can be met. Additional gel technology products may include over-the-counter pharmaceutical ingredients that can be effectively delivered through our nasal gel delivery system. We believe extending the product line in this way will bring additional consumer awareness and expand our product presence and support from retailers.

     EXTENDING SALES INTO NEW MARKETS: International markets represent an important growth opportunity for us. We intend to explore expanding sales into appropriate international markets where sales prospects are favorable. Because of the complex and multiple regulatory environments, languages, customs, logistics and working capital requirements involved in developing these markets, we are exploring possible relationships with multi-national business organizations and established international distributors capable of introducing products and competing in international markets. We believe this approach could provide significant sales growth opportunities for our current and future products. However, we do not intend to sacrifice potential long term returns for shareholders for short term results.

     PURSUING ADDITIONAL PRODUCTS: Our success in expanding consumer acceptance of our nasal gel delivery system and growing the Zicam franchise indicates to us that opportunities exist to pursue development of other unique and proprietary consumer healthcare product delivery systems. Such systems may include gel coatings, rapid dissolve products, sub-lingual products and soft gels that effectively deliver over-the-counter pharmaceutical and nutritional products. We believe that our focus on identifying, through internal research and development efforts and through consideration of external opportunities can provide growth opportunities for us.

CUSTOMERS

     We sell our products directly to major food, drug, mass market (e.g. Wal-Mart, Target) and wholesale warehouse retailers throughout the United States, and to distributors that sell to smaller retail establishments. We believe that Zicam Cold Remedy is sold in over 50,000 retail outlets and Zicam Allergy Relief is sold in over 30,000 retail outlets. We are highly dependent on a small group of large national retailers for our product distribution such that 10 customers account for almost 70% of our sales. Of these customers, Wal-Mart and Walgreens each accounted for more than 10% of our sales in 2001. Our agreements with our customers generally provide for their ability to return unsaleable merchandise, including damaged product, excessive overstock or out-of-date product. We provide in our financial results as an offset against sales, an estimate for expected returns. Due to the continuing growth and success of both Zicam products, we have not experienced unusual or excessive amounts of product returns, other than that which occurred in connection with the initial introduction of Zicam Cold Remedy in late 1999 and early 2000, which resulted in overstock and out-of-date situations with a few retailers. To the extent that any of our largest customers were to stop carrying our products for any reason, or were to fail to pay us for our products, our sales or financial results could be negatively impacted.

MANUFACTURING AND DISTRIBUTION

     The Zicam products are manufactured for us by Botanical Laboratories Inc. in Ferndale, Washington. Botanical Laboratories is a recognized leader in the development, formulation and manufacture of homeopathic medicines and herbal and specialty supplements. Botanical Laboratories operates under an FDA Drug Manufacturing License and has confirmed to us that it adheres to current Good Manufacturing Practices (cGMP's) in its production processes and procedures. It has met all of our production requirements in the past and we believe it should be able to meet our production needs, taking into account expected growth in sales, in the future. Botanical Laboratories sources all raw materials used in its production of the Zicam products through third party suppliers. These raw materials are widely available. To date, we have not operated under a supply agreement with Botanical Laboratories, but instead have successfully relied on individual production orders to meet our product sales needs. We are currently in the process of negotiating a general supply agreement with Botanical Laboratories. We expect that under the agreement, Botanical Laboratories will continue to be the primary production supplier for the existing Zicam products. We have identified at least one other supplier that we believe is capable of meeting our current production requirements.

     With the exceptions of purchasing packaging materials and production of the new product swabs, Botanical Laboratories is responsible for all aspects of the manufacturing process, including formulating product mixtures, filling bottles, assembling finished product and packing finished product in master cases. Finished product is shipped by Botanical Laboratories to an independent warehouse in Phoenix for storage prior to shipment to our customers. We do not currently have, and we have not historically had, material amounts of backlog orders.

RESEARCH AND DEVELOPMENT

     Research and development is an important part of our business. Expenditures in the two years have been primarily related to clinical testing costs for our two Zicam products and our nicotine gum project. We anticipate that expenditures in the future will be related to new product development in conjunction with our efforts to expand the Zicam brand.

FDA AND OTHER GOVERNMENT REGULATION

     We are subject to various federal, state and local laws and regulations affecting our business. All of our products are subject to regulation by the FDA, including regulations with respect to the approval of manufacturing processes and procedures, ingredients in the products, labeling and claims made. In addition, both of our products are subject to the requirements of the Homeopathic Pharmacopeia of the Unites States. Our claims and advertising are subject to the rules of the Federal Trade Commission (FTC). Although we believe that our products and claims comply in all material respects with all regulatory requirements, if the FDA or FTC were to determine that we are in violation of any such requirement, either agency could restrict our ability to market the products, change the claims that we make or cause us to remove the products from the market.

ENVIRONMENTAL MATTERS

     Compliance with environmental rules and regulations did not significantly affect our earnings or competitive position during 2001. We ceased direct manufacturing and product storage operations in July 2001 when we sold substantially all of our chewing gum assets and related business to the selling shareholder. Our Zicam product manufacturing and warehousing in 2001 was outsourced to third party contractors. As a result, expenses in the latter half of 2001 related to environmental monitoring and regulatory compliance were significantly reduced. With our continued outsourcing of Zicam product manufacturing and storage, and no present plans to return to direct manufacturing or storage of products, we expect these expenses to remain low in the foreseeable future.

TRADEMARKS, TRADE NAMES AND PROPRIETARY RIGHTS

     We have received two patents (U.S. Patent Nos. 6,080,783 and 6,365,624) from the U.S. Patent and Trademark Office for Zicam Cold Remedy. The patents cover zinc compositions in a particular range of viscosities and the delivery of such compositions to the nasal cavity. We believe the patents afford significant protection from competitors that may wish to sell similar products. We have also filed applications for similar patents for Zicam Cold Remedy in several other countries, including Australia, Canada, Mexico, the European Union, Hong Kong, Japan, Korea, China, Brazil and India. We hold a registered trademark for "Zicam" in the United States, the European Union, Japan and Australia and we have applied for similar trademark protection in other countries, including Mexico, China, Taiwan and Brazil. We intend to file for patent and trademark protection for other products that we bring to market in the future. There can be no assurance, however, that our existing patents or any additional patents we may secure in the future will be adequate to protect our intellectual property from a competitor's actions. Further, patent litigation can be very time-consuming and costly.

EMPLOYEES

     As of August 28, 2002, we employed 13 people in our Phoenix, Arizona headquarters. These employees consist of two executive officers and individuals responsible for operations, sales, investor relations, and accounting.

SEASONALITY

     Sales of our Zicam products are highly seasonal, with most sales occurring during the respective cold and allergy seasons. The cold season generally runs from September through April, while the allergy season runs from April through October. Both of these seasons vary in intensity and duration from year to year.

COMPETITION

     Zicam Cold Remedy competes in the highly competitive cough and cold market category with a vast number of well-established brands marketed by large pharmaceutical and consumer products companies. With our limited resources, we are aiming to succeed in this category by emphasizing Zicam Cold Remedy's distinctive claim regarding its ability to reduce the duration of the common cold. Zicam Allergy Relief competes against a smaller number of over-the-counter products in the allergy market category, but also competes against highly marketed prescription allergy products. Zicam Allergy Relief also competes with products that are marketed by large pharmaceutical and consumer products companies. Participants in the cough and cold and allergy markets compete primarily on the basis of price, quality of product and consumer awareness. Most of our competitors have substantially greater financial, marketing and other resources, longer operating histories, larger product portfolios and greater brand recognition than we do.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares from time to time by the selling shareholder. The selling shareholder will retain all such proceeds.

                               SELLING SHAREHOLDER

     The selling shareholder is Wm. Wrigley Jr. Company, a Delaware corporation. The selling shareholder is the legal and beneficial owner of 200,000 shares of our common stock which, as of August 29, 2002, represented 2.1% of our issued and outstanding common stock. All 200,000 shares of our common stock held by the selling shareholder are offered pursuant to this prospectus. The selling shareholder has not had any position, office or material relationship with us within the past three years other than in connection with its purchase in July 2001 of substantially all of our chewing gum assets and related business and its related purchase from us, and its holding, of the shares. We cannot give any estimate as to the amount of our common stock that will be held by the selling shareholder after completion of this offering because, during the offering, the selling shareholder may offer all or some of the shares.

     The shares offered by this prospectus may be offered from time to time by the selling shareholder. However, the selling shareholder has agreed that it will not sell or transfer in any transaction a number of shares which, when combined with any sale or transfer of our common stock made by the selling shareholder in the immediately preceding month, would exceed the greater of (i) one percent of our outstanding shares of common stock, (ii) the average reported weekly volume of trading in our common stock on Nasdaq (or any other national securities exchange or automated quotation system on which our common stock becomes listed or quoted for trading) during the four calendar weeks immediately preceding the execution of such sale or transfer, and (iii) the average weekly volume of trading in our common stock during the four calendar weeks immediately preceding the execution of such sale or transfer, as reported through the consolidated transaction reporting system under the Securities Exchange Act of 1934.

     This prospectus will also cover any additional shares of our common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

     We are registering the shares for resale by the selling shareholder in accordance with registration rights granted to the selling shareholder. In addition to our agreement, described above, to pay the costs of registration of the shares covered by this prospectus, we have agreed to indemnify the selling shareholder and certain affiliated parties against certain liabilities, including liabilities under the Securities Act of 1933 in connection with this offering. The selling shareholder has agreed to indemnify us and our directors and officers against certain liabilities, including certain liabilities under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

     The selling shareholder may sell the shares covered by this prospectus from time to time. The term "selling shareholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling shareholder as a gift, pledge or other non-sale related transfer. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be made in public transactions, on or off the Nasdaq National Market System, or in private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

     *    ordinary brokers' transactions;

     * transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     * purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     * "at the market" to or through market makers or into an existing market for the common stock;

     * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

     *    in privately negotiated transactions.

     In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate in the resales. The selling shareholder may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholder also may sell shares short and deliver the shares to close out such short positions. The selling shareholder may also enter into option or other transactions with a broker-dealer that requires the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholder may also pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     Brokers, dealers, or agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder in amounts to be negotiated in connection with the sale. The selling shareholder and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether any underwriter that the selling shareholder may select, or any other broker-dealer, is acting as principal or agent for the selling shareholder, the compensation to be received by any underwriter that the selling shareholder may select or by any broker-dealer acting as principal or agent for the selling shareholder, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     We have advised the selling shareholder that during such time as it may be engaged in a distribution of the shares, it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchaser and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bid or purchase made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares.

     We will not receive any of the proceeds from the selling shareholder's sale of the shares.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Snell & Wilmer LLP, Phoenix, Arizona.

                                     EXPERTS

     The financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which are incorporated by reference in the registration statement of which this prospectus forms a part, have been audited by Angell & Deering, independent auditors, as stated in their report, and have been included in reliance upon their expertise in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3, including exhibits and schedules, under the Securities Act of 1933 with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. Accordingly, any statement made in this prospectus as to the contents of any contract, agreement, or other document is not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

     We are subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly, and special reports and other information with the Securities and Exchange Commission. You may read and copy all or any portion of the registration statement or any reports, statements, or other information in the files of the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. These reports and information can also be obtained electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval system through the SEC's Internet address at "http://www.sec.gov." For further information concerning the SEC's public reference room, you may call the SEC at 1-800-SEC-0330.

     Our common stock is listed on the Nasdaq National Market System under the trading symbol "MTXX", and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We have filed the following documents with the SEC and they are incorporated by reference into this prospectus:

     * our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

     * our Proxy Statement for our Annual Meeting of Shareholders held on June 18, 2002;

     * our Quarterly Reports on Form 10-Q for our first quarter ended March 31, 2002 and our second quarter ended June 30, 2002;

     * a description of our common stock contained in our registration statement on Form SB-2 declared effective under the Securities Act of 1933 on November 8, 1996 (File Number 333-14667), as amended by Amendment No. 1 to our registration statement on Form 8-A filed on June 18, 2002 (File Number 000-27646) ; and

     * All other documents subsequently filed by Matrixx Initiatives, Inc. pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934.

     Please note that all other documents and reports filed under Sections 13(a), 13(c), and 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and before the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

     You may request free copies of these filings by writing or telephoning us at the following address:

                            Matrixx Initiatives, Inc.
                       2375 East Camelback Road, Suite 500
                             Phoenix, Arizona 85016
                          Attention: Investor Relations
                                 (602) 387-5338

===================================          ===================================
We have not authorized any dealer,
sales representative, or other
person to give any information or
represent anything not contained in
this prospectus. You must not rely
on any unauthorized information.
This prospectus does not offer to
sell or buy any common stock in any
jurisdiction where it would be
unlawful. Neither the delivery of
this prospectus nor any sale made
hereunder implies, under any
circumstances, that the information
presented is correct after the date                MATRIXX INITIATIVES, INC.
of this prospectus.


                                                       ---------------
                                                         PROSPECTUS
         TABLE OF CONTENTS                             ---------------
                               Page

Prospectus Summary..............iii
Disclosure Regarding
Forward-Looking Statements........1
Risk Factors......................2
Business..........................6
Use of Proceeds..................10
Selling Shareholder..............10
Plan of Distribution.............11
Legal Matters....................12
Experts..........................12
Where You Can Find More
Information......................12
Incorporation of Certain
Documents by Reference...........14                    August 29, 2002
===================================          ===================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.(1)

          SEC Registration Fee......................................  $   182.71
          Printing Expenses.........................................  $   200.00
          Legal Fees and Expenses...................................  $ 7,500.00
          Accounting Fees...........................................  $ 4,000.00
          Miscellaneous Expenses....................................  $   200.00
                                                                      ----------
          TOTAL.....................................................  $12,082.71
                                                                      ==========

     (1)  All expenses are estimated except the SEC Registration fee.

ITEM 15. Indemnification of Directors and Officers.

     The Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, the Registrant's Certificate of Incorporation provides that the Registrant shall to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee") against expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as otherwise provided with respect to proceedings to enforce rights to indemnification, the Registrant shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by the board of directors of the Registrant.

     The right to indemnification set forth above includes the right to be paid by the Registrant the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred herewith are contract rights and continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and inures to the benefit of the Indemnitee's heirs, executors and administrators.

     The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the Corporation unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 16. Exhibits.

     (a)  Exhibits

          Exhibit No.         Title
          -----------         -----

             3.1              Certificate of Incorporation of the Registrant (1)

             3.2              By-Laws of the Registrant (1)

             4.1 Registration Rights Agreement dated July 20, 2001 by and between the Registrant and Wm. Wrigley Jr. Company. (2)

             4.2 Rights Agreement dated as of July 22, 2002 by and between the Registrant and Corporate Stock Transfer, Inc. (3)

             5.1              Opinion of Snell & Wilmer LLP

            23.1              Consent of Snell & Wilmer LLP (included in
                              Exhibit 5.1)

            23.2              Consent of Angell & Deering

----------
(1) Incorporated by reference to the Registrant's Amendment No.1 to Form 8-A, File No.0-27646, as filed on June 18, 2002.

(2) Incorporated by reference to the Registrant's Report on Form 10-K for the fiscal year ended December 31, 2001, file number 0-27646.

(3) Incorporated by reference to the Registrant's registration statement on Form 8-A filed July 23, 2002, file number 000-27646.

ITEM 17. Undertakings.

     The Registrant hereby undertakes:

     (a) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

     (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

     (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (e) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (g) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Matrixx Initiatives, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona, on August 29, 2002.


                                        MATRIXX INITIATIVES, INC.


                                        By /s/ William J. Hemelt
                                           -------------------------------------
                                           William J. Hemelt
                                           Executive Vice President, Chief
                                           Financial Officer, Treasurer
                                           and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                         Title                          Date
---------                         -----                          ----

/s/ Edward E. Faber               Chairman of the Board of       August 29, 2002
---------------------------       Directors and Director
Edward E. Faber

/s/ Carl J. Johnson               President, Chief Executive     August 29, 2002
---------------------------       Officer and Director
Carl J. Johnson

/s/ William C. Egan               Director                       August 29, 2002
---------------------------
William C. Egan

/s/ Edward J. Walsh               Director                       August 29, 2002
---------------------------
Edward J. Walsh

/s/ William A. Yuan               Director                       August 29, 2002
---------------------------
William A. Yuan

/s/ Michael A. Zeher              Director                       August 29, 2002
---------------------------
Michael A. Zeher

/s/ William J. Hemelt             Executive Vice President,      August 29, 2002
---------------------------       Chief Financial Officer
William J. Hemelt                 (Principal Financial Officer
                                  & Principal Accounting Officer),
                                  Treasurer and Secretary

                                  EXHIBIT INDEX

Exhibit No.    Title
-----------    -----

   3.1         Certificate of Incorporation of the Registrant (1)

   3.2         By-Laws of the Registrant (1)

   4.1 Registration Rights Agreement dated July 20, 2001 by and between the Registrant and Wm. Wrigley Jr. Company (2)

   4.2 Rights Agreement dated as of July 22, 2002 by and between the Registrant and Corporate Stock Transfer, Inc. (3)

   5.1         Opinion of Snell & Wilmer LLP

  23.1         Consent of Snell & Wilmer LLP (included in Exhibit 5.1)

  23.2         Consent of Angell & Deering

----------
(1) Incorporated by reference to the Registrant's Amendment No.1 to Form 8-A, File No.000-27646, as filed on June 18, 2002.

(2) Incorporated by reference to the Registrant's Report on Form 10-K for the fiscal year ended December 31, 2001, file number 000-27646.

(3) Incorporated by reference to the Registrant's registration statement on Form 8-A filed July 23, 2002, file number 000-27646.